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                                                                  EXHIBIT 23.3


                             CONSENT OF RYDER SCOTT


                      <Letterhead of Ryder Scott Company>





     We hereby consent to the references to our reviews dated January 26, 1994, January 10, 1995, and February 19, 1997 which were used to prepare the Estimated Future Reserves Attributable to Certain Leasehold Interests of Texas Meridian Resources Corporation as of December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, respectively, in your Form S-8 Registration Statement and to the reference to Ryder Scott Company Petroleum Engineers as experts in the field of petroleum engineering, which were incorporated by reference in your Form S-8.

                                        Very truly yours,

                                    /s/ Ryder Scott Company Petroleum Engineers

                                        Ryder Scott Company Petroleum Engineers


November 11, 1997